SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549-1004

                                FORM 8-K

                             CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported)  April 11, 1997
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                      Commission File Number 0-404
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                THE CONNECTICUT LIGHT AND POWER COMPANY
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          (Exact name of registrant as specified in its charter)


               CONNECTICUT                      06-0303850
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     (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)         Identification No.)


        SELDEN STREET, BERLIN, CONNECTICUT             06037-1616
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     (Address of principal executive offices)          (Zip Code)


                            (860) 665-5000
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         (Registrant's telephone number, including area code)


                            Not Applicable
                            --------------
    (Former name or former address, if changed since last report)

Item 5. Other Events

     On April 11, 1997, Northeast Utilities (parent company)(NU) and two of its electric operating subsidiaries, The Connecticut Light and Power Company (CL&P) and Western Massachusetts Electric Company (WMECO), entered into an interim arrangement (Interim Arrangement), which expires on May 30, 1997, whereby NU, CL&P and WMECO will seek regulatory approval for certain amendments to its three year revolving credit agreement with a group of banks, which was executed in November 1996 (Original Credit Agreement). Under the Original Credit Agreement NU, CL&P and WMECO were able to borrow on a revolving basis up to $150 million, $313.75 million and $150 million, respectively, subject to a total borrowing limit of $313.75 million for all three borrowers. Because of NU's and CL&P's potential violations of various financial ratio tests, the companies obtained a series of short-term waivers beginning February 12, 1997, in order to maintained limited access to the Original Credit Agreement. These have been superseded by the Interim Arrangement. Under the short-term waivers, NU, CL&P and WMECO were entitled to access $27 million, $100 million and $150 million, respectively, under the Original Credit Agreement.

     Under the Interim Arrangement, CL&P and WMECO are able to borrow up to $100 million and $90 million, respectively, or $190 million in the aggregate. NU has agreed not to borrow under the Interim Arrangement. The Interim Arrangement contemplates that CL&P and WMECO will collateralize future borrowings with first mortgage bonds and that certain financial ratio covenants in the Original Loan Agreement will be amended in light of current earnings expectations. Once the companies receive final regulatory approval of the amendments (Amended Credit Agreement), CL&P and WMECO will be able to borrow, subject to the availability of first mortgage bond collateral, up to their full respective amounts under the Original Credit Agreement, $313.75 million and $150 million. NU, which cannot issue first mortgage bonds, will be able to borrow up to $50 million if NU consolidated, CL&P and WMECO each meet certain interest coverage tests for two consecutive quarters.

     The arrangements proposed under the Amended Credit Agreement require approval from the Securities and Exchange Commission (SEC), the Connecticut Department of Public Utility Control (DPUC), and the Massachusetts Department of Public Utilities (DPU). The companies have already filed applications with the DPUC and DPU and expect to file with the SEC shortly. The companies are hoping to receive all necessary approvals by the end of May.

     Management believes that the Amended Credit Agreement and other existing credit facilities should provide the companies with sufficient liquidity to meet their needs as they work to return to service the three nuclear power plants at Millstone Station in Waterford Connecticut. The companies currently anticipate having one unit ready to restart in the third quarter of 1997, a second in the fourth quarter of 1997, and the third in the first quarter of 1998. Management hopes to have at least one unit operating in the second half of 1997.

     CL&P and WMECO also are planning to issue $200 million and $60 million, respectively, in aggregate principal amount of new first-mortgage bonds to the public in the next few months. Assuming these public sales of bonds are consummated, CL&P and WMECO could issue approximately $230 million and $90 million, respectively, of additional first mortgage bonds as collateral to the banks under the Amended Credit Agreement.

     For more information regarding the companies' financial condition and other available credit facilities, see "Item 1. "Business - Overview of Nuclear and Related Financial Matters" and "Financing Program" in NU's, CL&P's and WMECO 1996 Form 10-K.
                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                          THE CONNECTICUT LIGHT AND POWER COMPANY
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                                        Registrant




Date  April 21, 1997             By     /s/John H. Forsgren
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                                        John H. Forsgren
                                        Executive Vice President and
                                        Chief Financial Officer